Exhibit 99

News Release For further information, please contact:
5790 Widewaters Parkway, DeWitt, N.Y. 13214	Scott A. Kingsley, EVP & Chief Financial Officer Office: (315) 445-3121

Community Bank System Reports
 First Quarter 2015 Results

- GAAP earnings of $0.54 per share
- Announced definitive agreement to acquire Oneida Financial Corp.

                        SYRACUSE, N.Y. — April 20, 2015 — Community Bank System, Inc. (NYSE: CBU) reported first quarter 2015 net income of $22.3 million, an increase of 0.6% compared with $22.2 million earned for the first quarter of 2014.  Diluted earnings per share totaled $0.54 for the first quarter of 2015, consistent with the $0.54 per share reported in the first quarter of 2014, and included $0.4 million of acquisition expenses, or two-thirds of a cent per share.

“Our first quarter operating results were solid with continued non-interest income growth, core deposit growth, expense control and exceptional credit quality results,” said President and Chief Executive Officer Mark E. Tryniski.  “In February, we announced the signing of a definitive agreement to acquire Oneida Financial Corp., which will further extend and strengthen our Central New York service area as well as add to our product and service offerings in insurance, benefits and wealth management. The Oneida Financial transaction will enhance our market presence in the Syracuse and Utica-Rome metropolitan areas, along with adding an organization with an impeccable history of service to its customers and communities, as well as an approach to business that aligns very well with our own culture.”

Total revenue for the first quarter of 2015 was $88.9 million, an increase of $0.4 million, or 0.5%, over the prior year quarter.  Higher revenue was generated as a result of a 1.3% increase in average earning assets and continued growth in noninterest income, which more than offset an 11 basis-point reduction in net interest margin from the prior year quarter.  Continued organic growth drove a $0.6 million, or 4.1% increase in wealth management and employee benefit services revenues.  Deposit service fees increased $0.2 million, or 1.8%, year-over-year and were supported by an increased core deposit account base.  The quarterly provision for loan losses of $0.6 million was $0.4 million lower than the first quarter of 2014, reflective of lower levels of net charge-offs and improved non-performing asset and delinquent loan ratios.  Total operating expenses of $55.9 million for the quarter were essentially even with the first quarter of 2014, despite additional acquisition expenses of $0.3 million.  Changes to certain state tax codes along with a lower proportion of tax-exempt income resulted in a quarterly effective tax rate of 31.0% in the first quarter of 2015, compared to 29.7% in the first quarter of 2014.

First quarter 2015 net interest income was $59.8 million, a decrease of $0.3 million, or 0.4%, compared to the first quarter of 2014.  Improved funding costs were offset by a 14-basis point decline in earning asset yields, which were driven by lower blended interest rates on loans and investment securities.  While average loan balances grew $91.0 million, or 2.2%, average loan yields declined 10 basis points year-over-year, resulting in a $0.1 million reduction in quarterly loan interest income.  Investment interest income was $0.7 million lower than the first quarter of 2014 as average investment securities (including cash equivalents) declined by $7.3 million, and the yield fell 24 basis points.  Interest expense was $0.5 million lower than the previous year’s quarter, driven by a three basis-point decline in the total cost of funds.  First quarter noninterest income increased $0.7 million to $29.0 million, representing an increase of 2.4% compared to last year’s first quarter.   Wealth management and employee benefit services revenues increased $0.6 million, or 4.1%, to $15.5 million compared to first quarter 2014.  Customer expansion and market momentum continued into 2015 and drove the improved performance.  Deposit service revenues grew $0.2 million, or 1.8%, to $12.5 million, reflecting solid core deposit account growth over the last twelve months.

First quarter 2015 operating expenses of $55.9 million increased $26,000 over the first quarter of 2014, including $0.3 million of additional acquisition expenses incurred in the first quarter of 2015 compared to the prior year.  Salaries and employee benefits increased $0.3 million, or 0.9%, and included planned merit increases.  All other expenses, excluding acquisition expenses, declined 2.1% and reflected lower occupancy and equipment costs and lower intangible amortization compared to the first quarter of 2014.   The first quarter 2015 effective income tax rate of 31.0% was higher than the 29.7% in last year’s first quarter, reflecting a higher proportion of income being generated from fully taxable sources, as well as certain other changes in state tax rates.

Financial Position

Average earning assets of $6.67 billion for the first quarter of 2015 were up $83.6 million from the first quarter of 2014, and were $22.1 million lower than the fourth quarter of 2014.  Compared to the prior year, total average earning asset balances included growth of $91.0 million in average loan balances, while average investment securities and interest-earning cash balances declined by $7.3 million.  Average deposit balances grew $88.8 million compared to the first quarter of 2014, and were $40.0 million higher than the fourth quarter of 2014.  Average borrowings in the first quarter of 2015 of $327.8 million were $74.8 million, or 18.6%, lower than the prior year quarter.

Ending loans at March 31, 2015 increased $67.6 million, or 1.6%, year-over-year, reflecting productive organic growth in the Company’s consumer lending portfolios, which was generally consistent with market demand characteristics.  Investment securities totaled $2.66 billion at March 31, 2015, up $150.2 million from the end of March 2014.

Shareholders’ equity of $1.013 billion at March 31, 2015 was $95.3 million, or 10.4%, higher than the prior year quarter-end, primarily due to strong earnings generation and capital retention over the last four quarters, as well as the impact in accumulated other comprehensive income (AOCI) of a higher level of unrealized gains from investment securities at quarter-end.  The Company’s net tangible equity to net tangible assets ratio was 9.19% at March 31, 2015, up from 7.97% at March 31, 2014.  The Company’s Tier 1 leverage ratio rose to 10.15% for the current quarter, up 67 basis points from the first quarter of 2014.

As previously announced, in December 2014 the Company’s Board of Directors approved a stock repurchase program authorizing the repurchase of up to 2.0 million shares of the Company’s common stock during a twelve-month period starting January 1, 2015.  Such repurchases may be made at the discretion of the Company’s senior management depending on market conditions and other relevant factors and will be acquired through open market or privately negotiated transactions as permitted under Rule 10b-18 of the Securities Exchange Act of 1934 and other applicable legal requirements.  The Company repurchased 265,230 shares of its common stock in the first quarter of 2015.

Asset Quality

The Company’s asset quality metrics continue to be favorable relative to comparative peer and industry averages and illustrate the long-term effectiveness of the Company’s disciplined risk management and underwriting standards.  Net charge-offs were $1.0 million for the first quarter, compared to $1.1 million for the first quarter of 2014 and $2.5 million for the fourth quarter of 2014.  Net charge-offs as an annualized percentage of average loans measured 0.09% in the first quarter of 2015, compared to 0.11% in the prior year first quarter and 0.23% in the fourth quarter of 2014.  Nonperforming loans as a percentage of total loans at March 31, 2015 were 0.54%, slightly improved from 0.58% at March 31, 2014 and 0.56% of total loans at December 31, 2014.  The total loan delinquency ratio of 1.19% at the end of the first quarter was down six basis points from the end of the first quarter of 2014.  The first quarter provision for loan losses of $0.6 million was $0.4 million, or 37.7%, lower than the first quarter of 2014, and $1.9 million, or 75.4%, lower than the fourth quarter of 2014 due primarily to lower net charge-off levels than the previous year’s first and fourth quarters.  The allowance for loan losses to nonperforming loans was 198% at March 31, 2015, comparable with the 187% and 190% levels at the end of the first and fourth quarters of 2014, respectively.

Oneida Financial Corp.

In February 2015, the Company announced the signing of a definitive agreement to acquire Oneida Financial Corp., parent of Oneida Savings Bank for approximately $142 million in Community Bank System, Inc. stock and cash, or $20.00 per share.  Under the terms of the agreement, shareholders of Oneida Financial Corp. can elect to receive either 0.5635 shares of Community Bank System, Inc. common stock or $20.00 in cash for each share of Oneida Financial Corp. common stock they hold, subject to an overall 60% stock and 40% cash split.  The merger agreement has been unanimously approved by the board of directors of both companies.  Community Bank System, Inc. expects the transaction to be immediately accretive in 2015 excluding merger-related costs.  The merger is expected to close in July 2015 and is subject to approval by the shareholders of Oneida Financial Corp., and required regulatory approvals.

Annual Meeting Scheduled

The Company’s Annual Meeting of Shareholders will be held at 10:00 a.m. (ET) on Wednesday, May 20, 2015 at the Regina A. Quick Center for the Arts on the campus of St. Bonaventure University in Olean, New York.

Conference Call Scheduled

Company management will conduct an investor call at 11:00 a.m. (ET) today (Monday, April 20th) to discuss first quarter results.  The conference call can be accessed at 888-438-5524 (1-719-325-2420 if outside United States and Canada) using the conference ID code 9323791.  Investors may also listen live via the Internet at: http://www.videonewswire.com/event.asp?id=102045.

This earnings release, including supporting financial tables, is available within the press releases section of the Company's investor relations website at: http://ir.communitybanksystem.com.  An archived webcast of the earnings call will be available on this site for one full year.

Community Bank System, Inc. operates more than 190 customer facilities across Upstate New York and Northeastern Pennsylvania through its banking subsidiary, Community Bank, N.A. With assets of approximately $7.6 billion, the DeWitt, N.Y. headquartered company is among the country's 150 largest financial institutions. In addition to a full range of retail and business banking services, the Company offers comprehensive financial planning, insurance and wealth management services. The Company's Benefit Plans Administrative Services, Inc. subsidiary is a leading provider of employee benefits administration and trust services, actuarial and consulting services to customers on a national scale. Community Bank System, Inc. is listed on the New York Stock Exchange and the Company's stock trades under the symbol CBU. For more information about Community Bank visit www.communitybankna.com or http://ir.communitybanksystem.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements.  These statements are based on the current beliefs and expectations of CBU’s management and CBU does not assume any duty to update forward-looking statements.

Summary of Financial Data
(Dollars in thousands, except per share data)
	2015	2014
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Earnings
Loan income	$45,591	$46,878	$46,883	$46,073	$45,693
Investment income	16,863	17,707	17,404	18,036	17,546
Total interest income	62,454	64,585	64,287	64,109	63,239
Interest expense	2,614	2,829	2,893	2,939	3,131
Net interest income	59,840	61,756	61,394	61,170	60,108
Provision for loan losses	623	2,531	1,747	1,900	1,000
Net interest income after provision for loan losses	59,217	59,225	59,647	59,270	59,108
Deposit service fees	12,470	13,496	13,833	13,172	12,255
Revenues from mortgage banking and other banking services	1,055	1,149	1,867	1,608	1,190
Wealth management services	4,446	4,341	4,617	4,438	4,474
Employee benefit services	11,075	10,942	10,755	10,448	10,435
Total noninterest income	29,046	29,928	31,072	29,666	28,354
Salaries and employee benefits	31,029	30,987	30,941	30,409	30,740
Occupancy and equipment	7,395	6,724	6,617	6,916	7,691
Amortization of intangible assets	919	994	1,051	1,101	1,141
Litigation settlement	0	0	2,800	0	0
Acquisition expenses	395	0	0	0	123
Other	16,210	17,979	17,402	16,738	16,226
Total operating expenses	55,948	56,684	58,811	55,164	55,921
Income before income taxes	32,315	32,469	31,908	33,772	31,541
Income taxes	10,018	9,336	9,537	10,096	9,368
Net income	22,297	23,133	22,371	23,676	22,173
Basic earnings per share	$0.55	$0.57	$0.55	$0.58	$0.55
Diluted earnings per share	$0.54	$0.56	$0.54	$0.57	$0.54
Profitability
Return on assets	1.21%	1.22%	1.19%	1.28%	1.23%
Return on equity	8.97%	9.35%	9.25%	10.13%	9.92%
Return on tangible equity(3)	13.74%	14.57%	14.66%	16.34%	16.37%
Noninterest income/operating income (FTE) (1)	31.6%	31.3%	32.2%	31.3%	30.7%
Efficiency ratio (2)	59.4%	58.3%	57.0%	57.0%	59.2%
Components of Net Interest Margin (FTE)
Loan yield	4.45%	4.43%	4.48%	4.51%	4.55%
Cash equivalents yield	0.20%	0.19%	0.17%	0.23%	0.25%
Investment yield	3.22%	3.43%	3.37%	3.48%	3.46%
Earning asset yield	3.99%	4.06%	4.06%	4.12%	4.13%
Interest-bearing deposit rate	0.16%	0.16%	0.17%	0.17%	0.19%
Borrowing rate	1.01%	0.88%	0.87%	0.91%	0.90%
Cost of all interest-bearing funds	0.21%	0.22%	0.23%	0.23%	0.25%
Cost of funds (includes DDA)	0.17%	0.18%	0.18%	0.19%	0.20%
Net interest margin (FTE)	3.83%	3.89%	3.89%	3.94%	3.94%
Fully tax-equivalent adjustment	$3,085	$3,804	$3,923	$3,972	$3,834

Summary of Financial Data
(Dollars in thousands, except per share data)
	2015	2014
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Average Balances
Loans	$4,190,823	$4,223,653	$4,180,283	$4,121,976	$4,099,827
Cash equivalents	18,080	11,260	8,225	9,535	9,782
Taxable investment securities	1,845,295	1,830,375	1,834,590	1,839,488	1,833,296
Nontaxable investment securities	611,330	622,365	642,114	659,662	638,975
Total interest-earning assets	6,665,528	6,687,653	6,665,212	6,630,661	6,581,880
Total assets	7,489,179	7,495,814	7,457,409	7,407,151	7,333,082
Interest-bearing deposits	4,704,003	4,689,788	4,671,216	4,754,636	4,736,746
Borrowings	327,791	406,610	427,051	385,150	402,549
Total interest-bearing liabilities	5,031,794	5,096,398	5,098,267	5,139,786	5,139,295
Noninterest-bearing deposits	1,319,499	1,293,760	1,281,626	1,224,515	1,197,922
Shareholders' equity	1,008,394	981,737	959,484	937,532	906,787
Balance Sheet Data
Cash and cash equivalents	$150,533	$138,396	$157,500	$161,903	$153,417
Investment securities	2,656,424	2,512,974	2,506,242	2,534,419	2,506,221
Loans:
Business lending	1,239,529	1,262,484	1,251,178	1,247,129	1,246,070
Consumer mortgage	1,605,019	1,613,384	1,598,298	1,580,584	1,579,322
Consumer indirect	804,300	833,968	841,975	797,297	755,849
Home equity	338,979	342,342	339,121	339,345	340,760
Consumer direct	176,084	184,028	186,672	183,448	174,357
Total loans	4,163,911	4,236,206	4,217,244	4,147,803	4,096,358
Allowance for loan losses	45,005	45,341	45,273	44,615	44,197
Intangible assets, net	386,054	386,973	387,966	389,018	390,119
Other assets	264,122	260,232	278,964	272,815	295,310
Total assets	7,576,039	7,489,440	7,502,643	7,461,343	7,397,228
Deposits:
Noninterest-bearing	1,316,621	1,324,661	1,279,052	1,257,223	1,225,977
Non-maturity interest-bearing	4,055,976	3,837,603	3,881,249	3,872,262	3,928,230
Time	753,950	773,000	807,030	841,810	884,681
Total deposits	6,126,547	5,935,264	5,967,331	5,971,295	6,038,888
Borrowings	195,700	338,000	343,805	319,408	217,110
Subordinated debt held by unconsolidated subsidiary trusts	102,128	102,122	102,115	102,109	102,103
Accrued interest and other liabilities	138,262	126,150	123,868	113,516	120,991
Total liabilities	6,562,637	6,501,536	6,537,119	6,506,328	6,479,092
Shareholders' equity	1,013,402	987,904	965,524	955,015	918,136
Total liabilities and shareholders' equity	7,576,039	7,489,440	7,502,643	7,461,343	7,397,228
Capital
Tier 1 leverage ratio	10.15%	9.96%	9.79%	9.64%	9.48%
Tangible equity/net tangible assets (3)	9.19%	8.92%	8.57%	8.44%	7.97%
Diluted weighted average common shares O/S	41,247	41,248	41,260	41,269	41,152
Period end common shares outstanding	40,724	40,748	40,707	40,688	40,658
Cash dividends declared per common share	$0.30	$0.30	$0.30	$0.28	$0.28
Book value	$24.88	$24.24	$23.72	$23.47	$22.58
Tangible book value(3)	$16.31	$15.63	$15.04	$14.74	$13.79
Common stock price (end of period)	$35.39	$38.13	$33.59	$36.20	$39.02

Summary of Financial Data
(Dollars in thousands, except per share data)
	2015	2014
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Asset Quality
Nonaccrual loans	$20,985	$20,731	$21,323	$21,991	$21,669
Accruing loans 90+ days delinquent	1,697	3,106	2,690	1,930	1,977
Total nonperforming loans	22,682	23,837	24,013	23,921	23,646
Other real estate owned (OREO)	1,767	1,855	3,619	4,281	4,914
Total nonperforming assets	24,449	25,692	27,632	28,202	28,560
Net charge-offs	959	2,462	1,090	1,482	1,122
Allowance for loan losses/loans outstanding	1.08%	1.07%	1.07%	1.08%	1.08%
Nonperforming loans/loans outstanding	0.54%	0.56%	0.57%	0.58%	0.58%
Allowance for loan losses/nonperforming loans	198%	190%	189%	187%	187%
Net charge-offs/average loans	0.09%	0.23%	0.10%	0.14%	0.11%
Delinquent loans/ending loans	1.19%	1.46%	1.32%	1.24%	1.25%
Loan loss provision/net charge-offs	65%	103%	160%	128%	89%
Nonperforming assets/total assets	0.32%	0.34%	0.37%	0.38%	0.39%
Asset Quality (excluding loans acquired since 1/1/09)
Nonaccrual loans	$18,279	$17,676	$17,313	$18,147	$17,755
Accruing loans 90+ days delinquent	1,324	2,828	2,545	1,813	1,826
Total nonperforming loans	19,603	20,504	19,858	19,960	19,581
Other real estate owned (OREO)	1,357	1,469	1,794	2,303	2,645
Total nonperforming assets	20,960	21,973	21,652	22,263	22,226
Net charge-offs	877	2,098	1,088	1,204	1,086
Allowance for loan losses/loans outstanding	1.14%	1.14%	1.14%	1.15%	1.15%
Nonperforming loans/loans outstanding	0.50%	0.52%	0.51%	0.52%	0.52%
Allowance for loan losses/nonperforming loans	226%	221%	226%	221%	222%
Net charge-offs/average loans	0.09%	0.21%	0.11%	0.13%	0.12%
Delinquent loans/ending loans	1.11%	1.39%	1.23%	1.19%	1.17%
Loan loss provision/net charge-offs	61%	125%	160%	155%	121%
Nonperforming assets/total assets	0.29%	0.30%	0.30%	0.31%	0.31%

(1) Excludes gains and losses on sales of investment securities and debt prepayments.
(2) Excludes intangible amortization, acquisition expenses, litigation settlement charge, gains and losses on sales of investment securities and losses on debt extinguishments.
(3) Includes deferred tax liabilities (of approximately $36.7 million at 3/31/15) generated from tax deductible goodwill.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements.  CBU does not assume any duty to update forward-looking statements.